UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Ebix, Inc.

(Name of Issuer)

Common Stock, $0.10 par value

(Title of Class of Securities)

278715206

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 278715206

1.	Names of Reporting Persons Steven D. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 25,000(1) (2)
	6.	Shared Voting Power 2,628,788(1) (3)
	7.	Sole Dispositive Power 25,000(1) (2)
	8.	Shared Dispositive Power 2,657,749(1) (3) (4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,682,749(1) (2) (3) (4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.68%(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)	This number includes shares held by The Lebowitz Family Stock, LLC, a limited liability company of which Steven D. Lebowitz is the sole manager.
(3)

This number includes shares held by (a) Deborah P. Lebowitz, (b) The Steven & Deborah Lebowitz Foundation (the “Foundation”), a trust over which Steven D. Lebowitz serves as a co-trustee, (c) the Lebowitz Family Trust – 1986, dated October 7, 1986, as amended (the “LF Trust”), a trust over which Steven D. Lebowitz serves as a co-trustee, (d) Ethan Salem 2020 Irrevocable Trust, (e) Zoey Lebowitz 2020 Irrevocable Trust, (f) Lexi Lebowitz 2020 Irrevocable Trust, (g) Emma Salem 2020 Irrevocable Trust, (h) Kora Miri Silverberg 2021 Irrevocable Trust, (i) Isla Silverberg 2020 Irrevocable Trust, (j) Olivia Lebowitz 2020 Irrevocable Trust, (k) Sophie Lebowitz 2020 Irrevocable Trust, (l) Avery Lebowitz 2020 Irrevocable Trust, and (m) Taylor Lebowitz 2020 Irrevocable Trust.

(4)	This number includes shares held by (a) Lauren Lebowitz Salem, (b) Robert Lebowitz, (c) Kathryn Lebowitz Silverberg, (d) the A&A Lebowitz Trust (the “AA Trust”), and (e) Susan Pearlstein.
(5)

Based on 30,901,440 shares of common stock of Ebix, Inc. (the “Issuer”) outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Deborah P. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,628,788 (1) (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,628,788 (1) (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,628,788 (1) (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.51%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.

(2)

This number includes shares held by (a) the Foundation, a trust over which Deborah P. Lebowitz serves as a co-trustee, (b) the LF Trust, a trust over which Deborah P. Lebowitz serves as a co-trustee, (c) Ethan Salem 2020 Irrevocable Trust, (d) Zoey Lebowitz 2020 Irrevocable Trust, (e) Lexi Lebowitz 2020 Irrevocable Trust, (f) Emma Salem 2020 Irrevocable Trust, (g) Kora Miri Silverberg 2021 Irrevocable Trust, (h) Isla Silverberg 2020 Irrevocable Trust, (i) Olivia Lebowitz 2020 Irrevocable Trust, (j) Sophie Lebowitz 2020 Irrevocable Trust, (k) Avery Lebowitz 2020 Irrevocable Trust, and (l) Taylor Lebowitz 2020 Irrevocable Trust.

(3)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Lauren Lebowitz Salem
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,711 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,711 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,711 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.03%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.

(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Robert Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 750 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 750 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 750 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.002%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.

(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Kathryn Lebowitz Silverberg
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 9,000 (1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.03%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Andrew Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,500 (1) (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,500 (1) (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500 (1) (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.02%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.

(2)	This number includes shares held by the AA Trust, a trust over which Andrew Lebowitz serves as a co-trustee.

(3)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Ashley Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,500 (1) (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,500 (1) (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500 (1) (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.02%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.

(2)	This number includes shares held by the AA Trust, a trust over which Ashley Lebowitz serves as a co-trustee.

(3)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons The Lebowitz Family Stock, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 25,000(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 25,000 (1)
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.08%(2)
12.	Type of Reporting Person (See Instructions) OO

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Susan Pearlstein
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,000(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.01%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Ethan Salem
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Zoey Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Lexi Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Emma Salem
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Kora Miri Silverberg
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Isla Silverberg
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Olivia Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Sophie Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Avery Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

CUSIP No. 278715206

1.	Names of Reporting Persons Taylor Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 31,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 31,000 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,000 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2023.
(2)

Based on 30,901,440 shares of common stock of the Issuer outstanding as of November 8, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission on November 14, 2023.

Item 1.
	(a)	Name of Issuer Ebix, Inc.

	(b)	Address of Issuer’s Principal Executive Offices 1 Ebix Way Johns Creek, Georgia 30097

Item 2.

(a)

Name of Person Filing

Steven D. Lebowitz, Deborah P. Lebowitz, Lauren Lebowitz Salem, Robert Lebowitz, Kathryn Lebowitz Silverberg, Andrew Lebowitz, Ashley Lebowitz, The Lebowitz Family Stock, LLC, Susan Pearlstein, Ethan Salem, Zoey Lebowitz, Lexi Lebowitz, Emma Salem, Kora Miri Silverberg, Isla Silverberg, Olivia Lebowitz, Sophie Lebowitz, Avery Lebowitz, and Taylor Lebowitz (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, which is attached hereto as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement and any subsequent amendments hereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

	(b)	Address of Principal Business Office or, if none, Residence 1333 Second Street, Suite 650 Santa Monica, CA 90401

	(c)	Citizenship See responses to Item 4 on each cover page.

	(d)	Title of Class of Securities Common Stock

	(e)	CUSIP Number 278715206

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	A non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J), please specify the type of institution:____________________________

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned: See responses to Item 9 on each cover page.

	(b)	Percent of class: See responses to Item 11 on each cover page.

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote See responses to Item 5 on each cover page.

		(ii)	Shared power to vote or to direct the vote See responses to Item 6 on each cover page.

		(iii)	Sole power to dispose or to direct the disposition of See responses to Item 7 on each cover page.

		(iv)	Shared power to dispose or to direct the disposition of See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Please see attached the statement in Exhibit 99.2.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2024

Steven D. Lebowitz		Andrew Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Deborah P. Lebowitz		Ashley Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Lauren Lebowitz Salem		The Lebowitz Family Stock, LLC

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Robert Lebowitz		Susan Pearlstein

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Kathryn Lebowitz Silverberg		Ethan Salem

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Zoey Lebowitz		Lexi Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Emma Salem		Kora Miri Silverberg

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Isla Silverberg		Olivia Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Sophie Lebowitz		Avery Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Taylor Lebowitz

By:	/s/ Andrew Collins
Andrew Collins, Attorney-In-Fact

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement

Exhibit 99.2	Item 8 Statement

Exhibit 99.3	Power of Attorney (Incorporated by reference to Exhibit 99.3 to the Reporting Persons’ Schedule 13G, filed with the U.S. Securities and Exchange Commission on March 29, 2021.)**

Exhibit 99.4	Power of Attorney

**	Previously filed.